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                                   EXHIBIT 11
                              HUBBELL INCORPORATED
                       COMPUTATION OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                         Three Months Ended           Six Months Ended
                                                              June 30,                    June 30,
                                                              --------                    --------

                                                          1995         1994         1995          1994
                                                          ----         ----         ----          ----
Net Income                                               $30,077      $26,459      $58,486       $50,788
                                                         =======      =======      =======       =======

Weighted average number of common shares
  outstanding during the period                           32,954       32,900       32,953        32,876

Common equivalent shares                                     397          407          363           427
                                                         -------      -------      -------       -------

Average number of shares outstanding                      33,351       33,307       33,316        33,303
                                                         =======      =======      =======       =======

Earnings per Share                                       $  0.90      $  0.79      $  1.76       $  1.53
                                                         =======      =======      =======       =======


Share data for all periods has been adjusted to reflect the 5% stock dividend paid on February 3, 1995.





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